UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DSW Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DEAR

CUSTOMERS / ASSOCIATES / SHAREHOLDERS

Technology and shifts in consumer behavior are accelerating changes in the retail industry. As one of the innovators in the footwear industry, we continue to evolve our customer experience and product offering to stay top of mind in this ever-changing competitive market.

During my first two years as CEO, I'm proud of our management team's increased focus on customer experience and the retooling of our assortment to stabilize our business. **As a result, we've achieved several milestones at the Designer Shoe Warehouse:**

WE INSPIRE
SELF-EXPRESSION

NEW MISSION

We reinvigorated Designer Shoe Warehouse with a new mission: We Inspire Self-Expression. We've developed a new store design and several new services to differentiate our customer experiences and foster emotional loyalty.

RETURN TO POSITIVE COMPS

Our merchandise strategy renewed momentum in our largest category and generated positive footwear comparable sales for the last three quarters of 2017. Revenues hit $2.8 billion, a new record.

WEBSITE RE-DESIGN

We completed a comprehensive re-design of our e-commerce platform and the development of a new mobile point-of-sale platform is underway.

THE POWER 35

Our Power 35 initiative reinvigorated our most prominent stores and delivered a significant top line improvement. We're scaling key learnings from this powerful initiative to the rest of the chain.

MARKET SHARE GAINS

Investments in new customer acquisition and the ongoing expansion of DSW kids footwear enabled DSW to outpace industry growth this year.

ELITE TEAMS

We've recruited top talent and created elite teams across our home office and field organization.

PROFITABILITY

Improvements in sourcing, markdown management and an ongoing cost savings initiative improved profitability at the core DSW and ABG businesses. For the first time since 2013, operating profit increased in 2017.

DSW

$2.8 BILLION

Record sales

DSW

COMP SALES +

Three quarters of comparable sales growth in footwear

HI THERE!
$10 AVAILABLE
150
ALL THE BOOTS

DIGITAL DEMAND

Fastest growth in in 9 years

DSW KIDS

Expanded to 60% of the chain

The progressive improvement across the business last year has increased our confidence in our current direction. Now that we have positioned the DSW brand on a good foundation, it's time to invest in growth and move from defense to offense. The ongoing industry consolidation creates significant opportunities to capture market share and we will leverage DSW's brand equity, vendor relationships and operational expertise to advance DSW's position as one the largest footwear operators in North America.

The passage of the U.S. tax reform last year significantly reduces our corporate tax rate going forward, and we've elected to pass this benefit by raising our dividend by 25% and reinvesting in our business. These investments in inventory, people and marketing will drive new customer growth, market share and solidify our position as the authority of "all things footwear".

After two years of rationalizing inventory, we're reached a turning point. Customer demand is becoming more broad-based and we've had to chase more product this year. As we continue to drive our largest growth categories, we are funding additional areas where we can win with better depth and breadth of inventory. Our 2017 results demonstrate our strength in inventory management, and with new processes and systems in place, we are going to remain as agile as ever.

DSW
VIP

DSW VIP

After seeing good results last year, our marketing campaign will draw on the tremendous firepower from an exciting assortment, the national presence of DSW Kids and a new loyalty program called DSW VIP in 2018.

The new program will feature new benefits, personalized options and faster ways to earn points - features that will activate more customers and deepen brand loyalty through new, and more relevant forms of engagement. We will also drive customer acquisition with new partnership across digital, social and direct marketing.

We are reinvesting close to a million hours in store payroll to improve our customer experience. And, we've broadened our incentive program to include all of our full time associates. We believe it is important to rally the entire organization behind our priorities by giving our associates a chance to share the rewards of DSW's success.

We're proud of how our associates channeled their passion and energy to communities in need, following a record string of natural disasters in the United States. Our collective effort has raised over $1 million in grants toward hurricane relief, our associates' favorite causes and nonprofits, the Two Ten Footwear Foundation and United Way of Central Ohio. This year, we've also donated over 14,000 pairs of shoes to Soles4Souls, and over 3,000 volunteer hours to more than 50 nonprofit organizations.

Because we value giving back to the community, our new loyalty program will soon enable customers to earn points for shoe donations collected on behalf of Soles4Souls. As we kick off our new philanthropic program this year, we will place more resources behind key organizations in order to make a bigger impact on empowerment, wellness and local community needs. It is another way we **empower more people to inspire self-expression!**

town shoes

UP TOWN

TOWN SHOES

In addition to the great things going on at DSW in the U.S., we expect to be taking full ownership of Town Shoes in Canada. Our investment in Town Shoes thus far, has helped us to expand the DSW brand across the border. Today DSW and our family of banners is one of the largest footwear retailers in North America, with over 1,000 physical points of sale and a top of class digital platform.

As we prepare for the full integration of Town Shoes in 2018, we're in the process of developing our road map for long term strategic growth. We are excited to collaborate with a talented team and pursue new market opportunities with an expanded retail portfolio, which will now include Town Shoes, Shoe Company, DSW Canada, Shoe Warehouse and a growing digital presence.

In summary, we are encouraged to see results from our strategic initiatives. I want to thank our associates for their tireless passion, focus and hard work. We look forward to delighting our customer with great merchandise and innovative brand experiences this year!

Best,

Roger Rawlins
Chief Executive Officer

DSW INC.

DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
May 16, 2018
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 6, 2018
To Our Shareholders:
The 2018 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on May 16, 2018, at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect four Class II directors, each to serve until the 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote for approval of the compensation of our named executive officers; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of our Class A and Class B Common Shares at the close of business on March 23, 2018, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each Class A Common Share held as of the record date, and eight votes for each Class B Common Share held as of the record date.

By Order of the Board of Directors

Michelle C. Krall
Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign, and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Alternatively, you may submit your vote online or by telephone by following the instructions provided on the proxy card. Voting your shares by the proxy does not affect your right to revoke your proxy and vote in person in the event you attend the Annual Meeting and you are a holder of record or you obtain a legal proxy from your brokers, bank, or other holder of record. You are cordially invited to attend the Annual Meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy is being solicited on behalf of our Board of Directors for use at our 2018 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Saving Time, on Wednesday, May 16, 2018, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio 43219. This proxy statement, including the Notice of Meeting is being made available electronically on or about April 6, 2018.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on March 23, 2018, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 71,992,497 and the total number of Class B Common Shares entitled to vote at the meeting is 7,732,786. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: Michelle C. Krall, Secretary). A holder of record may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting. If your common shares are held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election of Class II directors of the nominees listed below under “Proposal 1 — Election of Directors,” “FOR” “Proposal 2 — Advisory Vote on the Compensation Paid to Named Executive Officers,” and in the discretion of the named proxies on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares and entitled to vote, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes to withhold and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”). On non-routine matters, such as the election of directors and the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made by mail, personal interview and by telephone by our officers, directors, and regular employees. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of March 1, 2018, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Beneficial Owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, OH 43219	11,751,503	(2)	7,720,154	(1)(2)	14.7%	99.8%	49.0%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, OH 43219	7,298,593	(2)	7,298,593	(1)(2)	9.2%	94.4%	43.6%
BlackRock Inc.
55 East 52nd Street
New York, NY 10055	8,951,335	(3)	—		12.4%	—	6.7%
The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	6,643,225	(4)	—		9.2%	—	5.0%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, TX 78746	6,134,636	(5)	—		8.5%	—	4.6%
FMR LLC
245 Summer Street
Boston, MA 02210	5,722,925	(6)	—		7.9%	—	4.3%
_________________________________________

(1)	Class B Common Shares of DSW are exchangeable into an equal number of Class A Common Shares.

(2)
Mr. Schottenstein beneficially owns 11,751,503 Class A Common Shares in the aggregate. This includes (i) 71,905 Class A Common Shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 121,206 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (viii) 465,229 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 1, 2018; (ix) 12,338 Class A Common Shares that Mr. Schottenstein will acquire upon vesting of restricted stock units within 60 days of March 1, 2018; and (x) 1,977,475 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a share exchange with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Share Exchange).

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time:

(i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 349,656 Class B Common Shares held by SSEI; (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI).

(3)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on January 19, 2018, as of December 31, 2017, BlackRock Inc. has sole voting power over 8,781,712 shares and sole dispositive power over 8,951,335 shares.

(4)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on February 9, 2018, as of December 31, 2017, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 75,776 shares, shared voting power over 8,399 shares, sole dispositive power over 6,565,385 shares, and shared dispositive power over 77,840 shares.

(5)
Based solely upon information contained in Schedule 13G filed with the SEC on February 9, 2018, as of December 31, 2017, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 5,960,141 shares and sole dispositive power over 6,134,636 shares.

(6)
Based solely upon information contained in an amendment to Schedule 13G filed with the SEC on February 13, 2018, as of December 31, 2017, FMR LLC has sole power to vote or direct the vote of 1,173,933 shares and sole power to dispose or to direct the disposition of 5,722,925 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under The Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Security Ownership of Management
The following table sets forth, as of March 1, 2018, information with respect to our Class A and Class B Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Peter S. Cobb	7,582	—	*	—	*
Elaine J. Eisenman	74,065	—	*	—	*
Deborah L. Ferrée	798,741	—	1.1%	—	*
William L. Jordan	275,513	—	*	—	*
Joanna T. Lau	56,780	—	*	—	*
Carolee Lee	104,152	—	*	—	*
Jared A. Poff	34,474	—	*	—	*
Roger L. Rawlins	244,614	—	*	—	*
Jay L. Schottenstein(4)	11,751,503	7,720,154	14.7%	99.8%	49.0%
Joseph A. Schottenstein(5)	1,071,840	—	1.5%	—	*
Harvey L. Sonnenberg	65,310	—	*	—	*
Allan J. Tanenbaum(6)	130,111	—	*	—	*
Joanne Zaiac	9,185	—	*	—	*
All directors and executive officers as a group (15 persons)	13,663,969	7,720,154	16.7%	99.8%	49.8%
_________________________________________

*	Represents less than 1% of outstanding Common Shares.

(1) The Class B Common Shares are exchangeable into a like number of Class A Common Shares of DSW.

(2) Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed. Includes the following number of DSW Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the options exercisable within 60 days of March 1, 2018, (i) payment of vested deferred share units on a one-for-one basis upon retirement from the DSW Board of Directors, and (ii) payment upon the vesting of restricted share units on a one-for-one basis to DSW executive officers within 60 days of March 1, 2018.

Beneficial Owner	Stock Options Exercisable within 60 days of March 1, 2018	Share Units Vesting within 60 days of March 1, 2018
Peter S. Cobb	—	7,582
Elaine J. Eisenman	—	58,496
Deborah L. Ferrée	660,147	24,674
William L. Jordan	220,745	6,521
Joanna T. Lau	—	43,730
Carolee Lee	—	94,564
Jared A. Poff	22,212	1,099
Roger L. Rawlins	205,347	5,463
Jay L. Schottenstein	465,229	12,338
Joseph A. Schottenstein	—	—
Harvey L. Sonnenberg	—	52,975
Allan J. Tanenbaum	—	90,914
Joanne Zaiac	—	4,872
All directors and executive officers as a group (15 persons)	1,613,679	403,228
(3) The percent is based upon 71,946,837 DSW Class A Common Shares and 7,732,786 DSW Class B Common Shares outstanding on March 1, 2018, plus the number of shares a person has the right to acquire within 60 days of March 1, 2018.
(4) Mr. Schottenstein beneficially owns 11,751,503 Class A Common Shares of DSW in the aggregate. This includes (i) 71,905 Class A Common Shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 121,206 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 236,528 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (viii) 465,229 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 1, 2018; (ix) 12,338 Class A Common Shares that Mr. Schottenstein will acquire upon vesting of restricted stock units within 60 days of March 1, 2018; and (x) 1,977,475 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a share exchange with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Share Exchange).
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 349,656 Class B Common Shares held by SSEI; and (iii) 7,298,593 Class B Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI).
(5) Includes 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose and 31,050 shares held by various family trusts of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose.
(6) Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.

The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of ten members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, four directors are nominated for election, each as a Class II director with a term to expire in 2021. Each of the nominees for director currently serves as a director of the Company.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are provided below.

Nominees for Class II Directors for a Term to Expire in 2021:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Peter S. Cobb*	60
Mr. Cobb co-founded eBags in 1998, which grew to become the largest online retailer of luggage, handbags, backpacks, and travel products. Prior to its acquisition by Samsonite in 2017, Mr. Cobb served as Executive Vice President, and a member of the Board of Directors of eBags. In 2003, Mr. Cobb co-founded 6pm.com, a full scale footwear and accessories online retail website that was subsequently acquired by Zappos.com. From 1990 to 1996, Mr. Cobb was Director of Marketing at Samsonite. From 1984 to 1990, Mr. Cobb was the Director of Marketing at Ben Hogan Golf. Mr. Cobb previously served on the Board of Directors at the National Retail Federation. Mr. Cobb is an accomplished executive who brings over 33 years of experience in digital marketing, business development and merchandising to the Board.
			2017
Jay L. Schottenstein	63
Mr. Schottenstein has served as our Executive Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. Mr. Schottenstein also currently serves as Chief Executive Officer of American Eagle Outfitters, Inc. (NYSE: AEO). He has been Executive Chairman or Chairman of the Board of Directors of American Eagle Outfitters, Inc. and Chairman of the Board of Directors of Schottenstein Stores Corporation (SSC) since March 1992. He also served in various capacities such as Chairman of the Board of Directors, Chief Executive Officer, Vice Chairman, director and various executive capacities at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. since 1992. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein has also served as a member of the Board of Directors for AB Acquisition LLC (Albertsons/Safeway) since 2006. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.
			2005
Roger L. Rawlins	51
Mr. Rawlins has served as our Chief Executive Office since January 2016. Prior to his appointment, Mr. Rawlins held the position of Executive Vice President and Chief Innovation Officer since February 2015. From January 2014 to January 2015, he served as Executive Vice President, Omni Channel. From 2009 to 2013, Mr. Rawlins served as Senior Vice President and General Manager of DSW.com. Mr. Rawlins joined DSW in 2006 as Vice President, Finance and Controller of the Company. Prior to joining us, Mr. Rawlins served as Chief Financial Officer of HER Real Living from April 2001 to April 2006. From 1990 to 2001, Mr. Rawlins held several leadership roles within L Brands, Inc. (formerly known as Limited Brands, Inc.), including Controller of Express, Inc. from 1998 to 2001. Prior to serving in that capacity, Mr. Rawlins was in the practice of public accounting with Arthur Andersen & Company.  Mr. Rawlins is a certified public accountant. Mr. Rawlins brings strong leadership abilities and in-depth retail knowledge to the Board.
			2016
Joanne Zaiac*	56
Ms. Zaiac currently serves as Chief Client Officer and Executive Vice President of Merkle Inc., a global data driven, technology-enabled performance marketing agency. Prior to that, Ms. Zaiac was the Chief Operating Officer of DigitasLBi North America, a leading global digital advertising agency until October 2017. Ms. Zaiac also served as President of DigitasLBi’ s New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building and marketing expertise to the Board.
			2016

Continuing Class III Directors for a Term to Expire in 2019:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Elaine J. Eisenman*	69
Dr. Eisenman currently serves as Managing Director of Saeje Associates, an advisory firm for high growth companies. From July 2005 through August 2016, she served as Dean, Executive and Enterprise Education at Babson College and previously served on the Board and as Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates.  Prior to that, Dr. Eisenman served as Senior Vice President, Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.
			2008
Joanna T. Lau*	59
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. From 2003 to 2016, Ms. Lau was a member of the Board of Directors of ITT Education Services (NYSE: ESI) and served on its Audit Committee. Ms. Lau also served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Joseph A. Schottenstein	38
Mr. Schottenstein is a director, Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (SPG) and Schottenstein Realty, LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President in Schottenstein Stores Corporation. In addition, he holds a position on the board of directors of American Signature, Inc. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008 and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until joining SPG in 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Mr. Schottenstein brings an expertise in real estate development to our Board.
			2012

Continuing Class I Directors for a Term to Expire in 2020:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Carolee Lee*	76
Ms. Lee serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Lee has held that position since August 2004. From July 2001 to August 2004, Ms. Lee served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Lee served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Lee’s long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	76
Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009 and currently serves as an advisor to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background, his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	71
Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since September 2014 and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. Mr. Tanenbaum has been a member of the board of directors of Medallion Financial Corporation (NASDAQ: MFIN) since October 2017, and serves as chair of its nominating and governance committee and as a member of its compensation committee. With his legal background and services as general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005

_________________________________________

*	Independent Directors under NYSE Rules and our Corporate Governance Principles.

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. We have no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Vote Required

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a vote to withhold and, therefore, will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

EXECUTIVE OFFICERS
In addition to Jay Schottenstein and Roger Rawlins, whose information is provided above under “Proposal 1 -- Election of Directors,” the following individuals are our executive officers. Our executive officers are appointed annually by our Board and serve at the pleasure of the Board.
Deborah L. Ferrée, age 64, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 46, has served as our Executive Vice President, Chief Administrative Officer, and Chief Legal Officer since February 2017. From February 2015 to February 2017, he was our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. From March 2009 to January 2015, he was our Executive Vice President, General Counsel, Secretary, and Chief Compliance Officer. From May 2008 to March 2009 he was our Senior Vice President, General Counsel, and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel, and Secretary. Mr. Jordan currently serves as a member of the Board of Directors of Rocky Brands, Inc. (NASDAQ: RCKY). Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Michele S. Love, age 60, has served as our Executive Vice President and Chief Operating Officer since May 2017. Prior to coming to DSW, Ms. Love spent 32 years in several leadership capacities for Nordstrom, Inc., a leading fashion specialty retailer (“Nordstrom”). Ms. Love held the role of Nordstrom’s Vice President, Director of Rack Stores from 2012 to 2017. From 2000 to 2012, Ms. Love served as Nordstrom’s National Merchandise Director, Salon/Designer Shoes. Ms. Love served in several leadership capacities within store operations, merchandising, and customer service at Nordstrom over the last 32 years, and holds a Bachelor of Arts degree from the University of Wisconsin-Madison.
Simon R. Nankervis, age 51, has served as our Executive Vice President and Chief Commercial Officer since January 2016. Prior to joining DSW, Mr. Nankervis was Executive Vice President and Chief Commercial Officer at American Eagle Outfitters Inc. from 2011 to 2015 and held various roles in executive management and its global development (including the U.S. Stores and operations business).  Prior to his time at American Eagle Outfitters, he was Managing Director at Busbrand Pty Ltd, an international brand management company from 2002 to 2011. From 1998 to 2002, he was Group General Manager at Palmer Corporation Ltd, based in Australia. Prior to that, he was a Partner at Wilmoth Field Warne Lawyers, a boutique commercial law firm in Melbourne, Australia.
Jared A. Poff, age 45, has served as our Senior Vice President and Chief Financial Officer since November 2016. From June 2016 to November 2016, he was our Senior Vice President, Finance, Treasurer, and Interim Chief Financial Officer. In January 2015, Mr. Poff joined us as Vice President of Finance, Business Development, and Treasurer. Prior to joining DSW, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004.

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION
General
A total of six meetings of the Board of Directors were held during the fiscal year ended February 3, 2018 (“fiscal 2017”). No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
Other than Mr. Joseph Schottenstein, who is the son of our Executive Chairman, Mr. Jay Schottenstein, there are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company’s then serving directors attended our 2017 Annual Meeting of Shareholders.
Board Leadership Structure
We have separated the CEO and Chairman roles since 2009. Mr. Schottenstein serves as our Chairman, and is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
The Board of Directors has adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations, and management oversight. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. The Corporate Governance Principles provide that a majority of the directors be independent. A director will be designated independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by NYSE listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement, or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder).

As a result of its review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Peter S. Cobb
Elaine J. Eisenman
Joanna T. Lau
Carolee Lee
Harvey L. Sonnenberg
Allan J. Tanenbaum
Joanne Zaiac
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, all of which are composed entirely of independent directors as defined under applicable SEC rules and the NYSE listing standards. Our Board of Directors also has a Technology Committee composed of a mix of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board charged management with the responsibility of creating an ERM program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on what it is doing to mitigate those significant risks. The Company believes that its leadership structure supports the risk oversight function of the Board.
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the performance of our system of internal controls; legal and regulatory compliance; our audit, accounting, and financial reporting processes; and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance and business conduct and ethics.
The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to technology and cybersecurity. Each quarter, management provides a report to the Technology Committee describing cybersecurity risks and the Company’s mitigation activities. Such mitigation activities include removing customer cardholder data from our environment, regularly upgrading our systems and software, conducting quarterly e-mail phishing testing, engaging in cybersecurity crisis tabletop exercises, and monitoring industry trends. Additionally, Ms. Lau, as Chair of the Technology Committee, provides an annual cybersecurity report to the Board which addresses cybersecurity trends in the retail industry, and the Company’s policies and practices in comparison with the retail industry.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Ms. Lee (Chair), Mr. Cobb, Ms. Eisenman, and Mr. Tanenbaum, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met six times during fiscal 2017. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Nominating and Corporate Governance Committee charter, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience with businesses and organizations of comparable size and scope;

•	experience as an executive of, or advisor to, a publicly traded or private company;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set, or viewpoint.
Mr. Cobb was appointed as a Director by the Board in August 2017. Mr. Cobb’s recommendation for appointment derived from the recommendation of multiple non-management directors.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2019 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, between February 15, 2019 and March 17, 2019, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:

•	name, age, business address, and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•
any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

As to the shareholder giving the notice:

•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee
The members of our Compensation Committee are Mr. Tanenbaum (Chair) and Mmes. Eisenman, Lee, and Zaiac. Each member of the Compensation Committee is independent as discussed above.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met eight times during fiscal 2017. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement, and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2017, the Compensation Committee retained Korn Ferry Hay Group (“Hay Group”) to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $17,335.00 for these services in fiscal 2017. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers. In connection with the engagement of Hay Group, the Committee did review the services provided by Hay Group to management and determined that Hay Group was independent.
Audit Committee
The members of our Audit Committee are Messrs. Sonnenberg (Chair) and Tanenbaum, and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met eleven times during fiscal 2017. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Mmes. Lau (Chair) and Zaiac, and Messrs. Cobb, Sonnenberg, and Joseph Schottenstein. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met five times during fiscal 2017. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares to file reports of ownership and changes of ownership with the SEC and the NYSE. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year with the exception of one late Form 4 filing relating to one transaction due to an administrative error for each of Mmes. Lau, Lee, and Zaiac, and Messrs. Joseph Schottenstein, Sonnenberg, and Tanenbaum, and two late Form 4 filings, each related to one transaction, for Ms. Eisenman, due to administrative errors.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members, provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2017 or fiscal 2016 that were approved by the Audit Committee under SEC Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, for each of the last two fiscal years.

	2017	2016
Audit fees	$1,598,420	$1,498,300
Audit-related fees(1)	—	$12,925
Tax fees	—	—
All other fees	—	—
Total	$1,598,420	$1,511,225
_________________________________________

(1)	Audit-related fees for fiscal 2016 relate to services provided in connection with the Form S-3 filed on August 18, 2016.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair) and Tanenbaum, and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of other Audit Committee members. The SEC has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, termination, and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls, and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement, and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended February 3, 2018. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended February 3, 2018 in our Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Joanna T. Lau
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW’s executive team. As more fully described below, the Compensation Committee of DSW’s Board of Directors (the “Committee”) makes all compensation decisions for DSW’s executive officers, including our current executive officers named in the Summary Compensation Table:

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Roger L. Rawlins - Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chairman and Chief Merchandising Officer;

•	William L. Jordan - Executive Vice President, Chief Administrative Officer, and Chief Legal Officer; and

•	Jared A. Poff - Senior Vice President and Chief Financial Officer.

At DSW, we have assembled an experienced and talented executive team with a proven track record of delivering notable results.

•	Mr. Schottenstein, our Executive Chairman of the Board, provides strategic guidance and insight to the DSW business.

•	Mr. Rawlins, our Chief Executive Officer, has held positions of increasing responsibility in Finance, E-commerce, Innovation, and Strategy with DSW over the last 11 years.

•
Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our Merchandising, Planning, and Allocation teams and spearheads the development of strong vendor relationships and product initiatives.

•
Mr. Jordan, our Executive Vice President, Chief Administrative Officer, and Chief Legal Officer leads our Legal, Human Resources, Real Estate, Store Construction, Distribution, and Logistics functions.

•
Mr. Poff, our Senior Vice President and Chief Financial Officer, provides financial leadership to drive profitability, enhance financial returns, maintain financial integrity, and ensure the availability of the investment capital necessary to deliver on our growth strategy.

We believe that our current senior executive team possesses a proven ability to develop and execute the merchandising, customer, real estate, and infrastructure strategy that will enable DSW to achieve our financial goals for growth and profitability.
The current executive officers named in the Summary Compensation Table are collectively referred to as our “Named Executive Officers” (or “NEOs”) for purposes of this Compensation Discussion and Analysis, as required by SEC rules.
Executive Summary
Business Strategy
In fiscal 2017, our business strategy was to continue to strengthen our position as a leading branded footwear and accessories retailer by:

•	Offering the customer a differentiated product and strong value proposition;

•	Driving digital demand by strategically leveraging our customer-facing warehouse network;

•	Leveraging technologies to deliver a seamless customer experience;

•	Growing market share by expanding our retail portfolio into new and existing markets; and

•	Strategically developing unique customer experiences and new capabilities to address evolving customer needs.
We strive to align our compensation programs and policies with our business strategy. As a result, we believe our compensation program must incentivize and reward executives for their performance and also serve to keep their services with DSW, thus allowing us to compete for talent and execute DSW’s business strategy. DSW’s incentive plans (both annual and long-term) are designed to reward for delivering results and to align the Company’s long-term interests with our shareholders.
Discussion of Fiscal 2017 Performance
DSW completed several milestones in 2017:

•	Achieved sales of $2.8 billion, including three quarters of comparable sales growth in our footwear category;

•	Increased adjusted earnings per share for the first time since 2013;

•	Expanded kids footwear to more locations;

•	Restored our Power35 (top 35 stores in sales volume) to a leadership position in delivering results;

•	Completed a comprehensive redesign of the e-commerce platform;

•	Developed and launched a new user friendly mobile app which enables mobile transactions;

•	Developed a new store design and innovative services that foster emotional loyalty to our brand; and

•	Returned $73 million to shareholders, comprised of $64 million in dividends and $9 million in share repurchases.
DSW’s revenue increased by 3.3% to $2.8 billion with growth at the DSW segment more than offsetting the exit of our leased footwear business at Gordmans. Notable contributions driving the sales growth were double-digit gains in digital, robust holiday results, the extra week of the fiscal year, and new square footage growth. Comparable sales also improved from last year, going from a 2.9% decline to approximately flat for the full year. DSW’s profitability improved at our core DSW and Affiliated Business Group businesses due to improved sourcing, better markdown management and a cost savings initiative.
We acquired marketplace operator Ebuys, Inc. (“Ebuys”) in 2016 as part of our strategy to expand DSW’s presence in online marketplaces. After disappointing results during its first year, we conducted a comprehensive evaluation. Sourcing challenges and requirements to scale the business entailed unacceptable economics in the near term. As a result, we made the decision to exit the business at the end of the fiscal year.
Executive Compensation in 2017
The following is a summary of changes to executive compensation in 2017:

•
Changes in the NEOs - There were no changes to the NEOs in fiscal 2017. Ms. Meixelsperger, Senior Vice President and Chief Financial Officer, resigned effective June 10, 2016, and was included as a NEO in the prior year’s proxy statement.

•	Base salaries - The average base salary increase for the current NEOs was 0.6%, with only one NEO receiving an increase of 3% and the rest received no increase.

•
Short-term incentives - The Company exceeded the Adjusted Net Income threshold required for a payout as described in the Performance-Based Annual Cash Incentive Compensation section. As a result, there was an incentive payment of 83.2% of the annual target award for each of our currently employed NEOs in accordance with the pay for performance objective of the Annual Cash Incentive Compensation Plan.

•	Long-term incentives - Performance shares were introduced for Mr. Rawlins, Chief Executive Officer, to award long-term incentives proportional to DSW’s financial performance.

•	Say on pay - Our shareholders overwhelmingly voted in favor of our executive compensation practices with 99.7% of votes cast in support.

•
Peer group review - The Compensation Committee conducted a review of the proxy peer group utilized for purposes of benchmarking executive compensation and no changes were made to the composition of the peer group.

Executive Compensation Philosophy
Generally, the Committee targets NEO pay between the 50th and 75th percentiles of peer group data, with the majority of executive compensation tied to short and long-term performance goals. This pay objective reflects the fact that executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern command a premium in the marketplace. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
Executive Compensation Objectives
The Committee has developed the following key executive compensation objectives in order to support DSW’s business strategy and compensation philosophy:
1) Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success.

2) Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation with more of the focus on rewarding executives for achieving short and long-term performance goals.
3) Align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels is appropriate for DSW. As a result, the Committee annually awards equity, generally in the form of stock options, performance shares, and performance-based restricted stock units, to the NEOs based, in part, on DSW’s financial performance. Such grants strongly align the NEOs interests with the interests of our shareholders as each is focused on the same result, which is to create long-term value.
Executive Compensation Mix
In 2017, the compensation for Mr. Rawlins was approximately 18% fixed compensation (base salary) and 82% variable compensation, based on the target annual cash incentive and intended value of long-term equity compensation at target. For the remaining NEOs, their compensation consisted of approximately 31% fixed compensation and approximately 69% variable compensation. The chart below reflects details of the compensation for Mr. Rawlins and the other NEOs in fiscal 2017. The Committee believes the balance was appropriate given the current focus and goals of the Company.
ICP = Incentive Compensation Plan (target value of the Annual Cash Incentive Compensation Plan)
PSs = Performance Shares (target value)
PBRSUs = Performance-Based Restricted Stock Units (target value)
Options = Nonqualified Stock Options (target value)

Executive Compensation Process
Role of the Board of Directors and the Committee: The Committee determines the compensation of our NEOs, including that of our CEO. The Committee did not delegate any of its authority with respect to the compensation of any NEO.
Advisory Vote on the Compensation Paid to Named Executive Officers: At the fiscal 2017 annual shareholder’s meeting, an overwhelming majority (99.7%) of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs.
Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for DSW’s NEOs based upon input provided by the Executive Chairman of the Board and certain members of Company management, as discussed under “Elements of DSW’s Executive Compensation Program,” and objective market data provided by the Committee’s independent compensation consultant. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant. The Committee also makes all compensation decisions for DSW’s Executive Chairman, Chief Executive Officer, and the Section 16 Officers, with input from the Board and the independent compensation consultant.
Independent Compensation Consultant: The Committee retained Korn Ferry Hay Group (“Hay Group”), a global human resources consulting firm, as its independent compensation consultant for fiscal 2017. Hay Group provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.

The Hay Group executive compensation consultant attended all Committee meetings in fiscal 2017 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analysis for the NEOs and other executive officers. Hay Group reports directly to the Committee and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time. Hay Group also provides limited compensation services to Company management.
Setting Executive Compensation: Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for delivering strong performance as measured against those business goals. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our NEOs. Hay Group also provided similar input to support compensation recommendations and decisions made for Company executives who are not NEOs.
Proxy Peer Group
The criteria used to select companies for the Proxy Peer Group include, but are not limited to:

•	Annual sales between one-half and two times DSW;

•	Companies that DSW competes against for business and talent;

•	Companies with a fashion orientation and/or operate as specialty retail;

•	Those retailers that operate larger square footage stores;

•	Companies that have a track record of delivering results; and

•	Companies with multiple brands and a more complex business model.

The Committee evaluated the actual pay of the NEOs with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

2017 Proxy Peer Group
Abercrombie & Fitch Co.	Deckers Outdoor Corporation	The Finish Line, Inc.
American Eagle Outfitters, Inc.	Express, Inc.	The Michaels Companies, Inc.
Big Lots, Inc.	Genesco, Inc.	Ulta Beauty, Inc.
Caleres, Inc.	Skechers USA, Inc.	Urban Outfitters, Inc.
Carter’s, Inc.	Stein Mart, Inc.	Wolverine World Wide, Inc.
Chico’s FAS, Inc.	Tailored Brands, Inc.
After careful review, no changes were made to the Proxy Peer Group for 2017. For fiscal 2017, the compensation paid to the NEOs was reviewed in relation to that paid by the Proxy Peer Group. By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the Committee was able to analyze the market competitive pay for each position. In addition to reviewing the compensation of proxy peers, the Committee also reviewed data from the Hay Group 2017 Retail Industry Total Remuneration Report, using data from key competitors, including fashion and specialty retailers. This allowed the Committee to understand market pay practices for jobs of similar scope and complexity, beyond the NEO level. This data is used to supplement and validate the proxy data, as it provides information from the broader marketplace. Finally, the Committee takes into consideration a review of each NEOs compensation relative to the other NEOs, taking into account each officer’s scope of responsibility, performance, and impact on DSW’s business results.
Elements of DSW’s Executive Compensation Program
For the 2017 fiscal year that ended February 3, 2018, the total compensation for DSW’s executives (including the NEOs) was generally comprised of the following principal components:

I.	Base salary;

II.	Performance-based annual cash incentive compensation;

III.	Long-term equity incentive compensation; and

IV.	Retirement savings contributions through the 401(k) plan.
I. Base Salary
While the Committee’s focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the Proxy Peer Group, supplemented with survey data from key competitors from the Hay Group 2017 Retail Industry Total Remuneration Report, in order to retain our NEOs. The base salaries of all DSW executives (including the NEOs) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of DSW’s executive team, the salary opportunity for a given position is targeted to be between the 50th and 75th percentile of the market data for that position.
In the first quarter of each year, the Committee determines the base salary of each NEO. During its review, the Committee primarily considers:

•	Overall DSW financial performance during the prior year;

•	The individual performance of the NEO during the prior year;

•	Base salary data drawn from the market data;

•	The target total cash compensation level of the appropriate benchmark position(s) from the market data; and

•	If relevant, compensation paid by a previous employer.
The Committee met with Hay Group and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman’s role in the DSW business and other relevant factors, the Board of Directors decided to keep the Executive Chairman’s base salary unchanged for 2017.
The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. Rawlins, Chief Executive Officer. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the NEOs under his supervision at the time and provided his proposed base salary changes. After discussing the performance of each NEO, including overall Company performance and progress on key initiatives; reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer; and considering the Committee’s review and analysis of compensation paid by Peer Group companies for comparable positions and any other relevant factors, the Committee approved the following salary changes for 2017:

Name	FY2016 Salary (as of 1/28/2017)	FY2017 Salary (as of 2/3/2018)	% Merit Increase
Mr. Schottenstein	$800,000	$800,000	0.0%
Mr. Rawlins	$900,000	$900,000	0.0%
Ms. Ferrée	$1,000,000	$1,000,000	0.0%
Mr. Jordan	$630,000	$649,000	3.0%
Mr. Poff	$400,000	$400,000	0.0%
		Average =	0.6%
Note: the salaries in the table above reflect the annualized salary on the last day of the fiscal year.
II. Performance-Based Annual Cash Incentive Compensation Plan
The DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) is designed to promote the achievement of annual performance goals and focus the NEOs on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, NEOs earn annual cash incentives only when pre-established business objectives and targets are achieved. The NEOs are generally treated the same as all other eligible DSW associates under the ICP. The DSW Inc. 2005 Cash Incentive Compensation Plan was re-approved by DSW’s shareholders in June 2014.
Company associates who participate in the ICP have incentive levels that vary based on the individual’s position and contribution to business performance. The target award opportunities, as seen in the table below, are established as a percentage of base salary and range from 50% to 125% for the NEOs. Target means the Adjusted Net Income goal of the ICP has been achieved 100%. In making the annual determination of the minimum, target, and maximum levels of performance, the Committee may consider specific circumstances facing the Company during the prior and subsequent years. For fiscal 2017, the Committee determined that each NEOs annual cash incentive compensation award would be based upon DSW’s Adjusted Net Income performance as reported in DSW’s financial statements. Additionally, the Company reports Adjusted Net Income to investors to provide transparency to all ICP participants.
“Adjusted Net Income” means reported net income adjusted to exclude costs related to the Company’s acquisition activity, impairment charges, accounting charges and gains related to the Company’s wind-down and exit of Ebuys, amortization of intangible assets, charges incurred as a result of certain restructuring activities, net losses from foreign currency translations, and the net tax impact of implementing tax reform.

Target Annual Cash Incentive Compensation as a % of Base Salary

Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout for FY 2017 (based on 83.2% of Target)
Mr. Schottenstein	62.5%	125%	150%	$832,000
Mr. Rawlins	62.5%	125%	250%	$936,000
Ms. Ferrée	62.5%	125%	250%	$1,040,000
Mr. Jordan	30%	60%	120%	$323,981
Mr. Poff	25%	50%	100%	$166,400
In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum performance level and corresponding potential payout level for fiscal 2017 as shown in the chart below. DSW has a supply agreement to provide merchandise for the shoe departments in Gordmans. After DSW became aware of Gordmans’ bankruptcy in the first 90 days of fiscal 2017, the ICP targets were adjusted with the provision that actual profit or loss attributed to Gordmans would be added or subtracted to the plan targets and DSW’s Adjusted Net Income in equal fashion, thereby neutralizing its impact on the ICP and neither penalizing nor rewarding the ICP participants based on the outcome of Gordmans.

FY2017 Cash Incentive Compensation Plan	FY2017 Bonus Payout	Adjusted Net Income ($M) without Gordmans (1)	Adjusted Net Income ($M) with Gordmans Actual Result (2)
Threshold/Minimum	50%	$107.9	110.1
	75%	$117.4	119.6
ACTUAL	83.2%	$120.6	$122.8
Target	100%	$127.0	129.2
	125%	$130.1	132.3
	150%	$133.3	135.5
	175%	$136.5	138.7
Maximum	200%	$139.7	141.9
(1) Actual profit or loss attributed to Gordmans was added or subtracted to the ICP targets and to DSW’s Adjusted Net Income result, thereby neutralizing its impact on the ICP.
(2) Actual profit attributed to Gordmans for FY2017 was $2.2M of Adjusted Net Income.
Note: The payout calculation is interpolated based on actual Adjusted Net Income.
DSW’s fiscal performance of $122.8 million in Adjusted Net Income includes $2.2 million attributable to Gordmans and exceeded the full year threshold of $110.1 million when including the cost of a bonus payout. This performance resulted in a payout equal to 83.2% of the target award for ICP participants, including each of the NEOs. The bonuses paid to the NEOs for the fiscal year ending February 3, 2018 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Unless otherwise determined by the Committee, all associates who participate in the ICP (including the NEOs) are governed by these plan parameters.
III. Long-Term Equity Incentive Compensation
In fiscal 2017, DSW’s long-term incentive compensation program utilized the following types of award grants:

•	Nonqualified stock options (“Stock Options”);

•	Performance shares (PSs);

•	Performance-based restricted stock units (“PBRSUs”); and

•	Service-based restricted stock units (“RSUs”).

The DSW Long-Term Incentive Plan (the “2014 DSW Equity Plan”) furthers the Committee’s objective to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. The Committee considered various alternatives based on input from the independent compensation consultant, Proxy Peer Group data, and input from management. In determining the value of annual long-term equity incentive grants, the Committee’s overall objective is consistent with the executive compensation philosophy to target the total combined grant value between the 50th and 75th percentile of the Proxy Peer Group long-term incentive data. All grants made in 2017 were made under the 2014 DSW Equity Plan, which was approved by shareholders in 2014. All equity awards are granted in respect to DSW’s Class A Common Shares. The information below reflects the types and mix of the grants to the NEOs in fiscal 2017.

FY2017 Long-Term Incentive Mix
Level	LTI Vehicle #1	Mix %	LTI Vehicle #2	Mix %
CEO	Performance Shares	50%	Stock Options	50%
NEOs (other than CEO and CFO)	Performance-Based RSU	50%	Stock Options	50%
CFO	Service-Based RSU	50%	Stock Options	50%
Stock Options
Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award grant date and the date the executive elects to exercise the option. As a result, DSW’s long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both Company associates and shareholders. Generally, stock options vest annually in equal installments of 20% over the five (5) years following the grant date.
Performance Shares (PSs)
Performance shares were introduced in 2017 for the Chief Executive Officer. Performance shares reward the Chief Executive Officer in proportion to DSW’s financial performance, based on DSW Inc. Adjusted Operating Income for fiscal 2017. Generally, performance shares vest 100% at the end of three (3) years. In the first 90 days of the fiscal year, the Committee established the minimum, target, and maximum levels of performance used to determine the potential number of shares earned, as shown in the chart below:

CEO FY2017 Performance Share Plan	Intended Grant Value	Grant as a % of Target	Adjusted Operating Income ($M)	Potential Number of Shares Earned (1)
Threshold/Minimum	$750,000	50%	$146.4	35,445
Target	$1,500,000	100%	$209.1	70,890
Maximum	$2,250,000	150%	$230.0	106,335
(1) The performance shares to the CEO were granted on January 31, 2017 with a grant price of $21.16.

“Adjusted Operating Income” means reported operating profit adjusted to exclude costs related to the Company’s acquisition activity, impairment charges, accounting charges and gains related to the Company’s wind-down and exit of Ebuys, amortization of intangible assets, and charges incurred as a result of certain restructuring activities.
Performance-Based Restricted Stock Units (PBRSUs)
PBRSUs are dependent on the achievement of a fiscal 2017 Adjusted Operating Income performance goal. If the performance goal is not achieved the grants will be canceled. In this way, executives are unable to realize the value of the PBRSUs unless the performance goal is achieved and until a significant period of time has passed since the grant date. Generally, PBRSUs vest 100% at the end of three (3) years. The PBRSU performance goal for fiscal 2017 was Adjusted Operating Income of at least $146.4 million.

Since the value of PBRSUs is tied directly to the market value of DSW common stock, and not exclusively to an increase in the market value of DSW common stock, they provide retention value even when the stock price is stable or declining. Thus, the Committee believes that PBRSUs help retain executives and keep them focused on value creation for shareholders.
Restricted Stock Units (RSUs)
RSUs provide retention value because they generally vest 100% at the end of three (3) years. Since the stock unit value is tied directly to the market value of DSW common stock, and not exclusively to an increase in the market value of DSW common stock, they provide retention value even when the stock price is stable or declining. RSUs are generally awarded periodically and only one NEO received RSUs in fiscal 2017.
2017 Long-Term Equity Incentive Awards for the Named Executive Officers
In 2017, the Committee granted long-term equity incentive awards to the NEOs as part of the annual performance review process. The Committee believes that delivery of these forms of equity provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market. To determine long-term incentive awards for the NEOs in fiscal 2017, the Committee considered market data from Proxy Peer Group companies provided by Hay Group as well as performance and retention concerns for each NEO. The information below reflects all of the grants to the NEOs in fiscal 2017.
For fiscal year 2017, DSW earned Adjusted Operating Income of $195.9 million. This resulted in 90.0% of the targeted number of performance shares granted to Mr. Rawlins. For PBRSUs, the performance goal was Adjusted Operating Income of at least $146.4 million in fiscal 2017. With Adjusted Operating Income of $195.9 million, the goal was achieved and therefore the PBRSUs will vest three (3) years after the grant date.

Name	# of Stock Options (5)	# of Performance Shares (6)	# of PBRSUs (4)(7)	# of RSUs (4)(8)
Mr. Schottenstein (1)	179,970	—	36,805	—
Mr. Rawlins (2)	290,765	63,787	—	—
Ms. Ferrée (1)	359,935	—	73,605	—
Mr. Jordan (3)	114,165	—	28,645	—
Mr. Poff (1)	38,565	—	—	7,885
(1) The grants to Mr. Schottenstein, Ms. Ferrée, and Mr. Poff were made on March 21, 2017 with a grant price of $19.02.
(2) The grant to Mr. Rawlins was made on January 31, 2017 with a grant price of $21.16.
(3) Mr. Jordan received a grant on January 31, 2017 (at $21.16) and on March 21, 2017 (at $19.02).
(4) The PBRSUs and RSUs reported in the table above do not include dividend equivalent units earned in 2017.
The following are the vesting requirements for the grants in the table above:
(5) Stock Options vest 20% per year over five (5) years.
(6) Performance shares vest 100% on the third anniversary of the grant date if the fiscal 2017 performance goal is achieved.
(7) PBRSUs vest 100% on the third anniversary of the grant date if the fiscal 2017 performance goal is achieved.
(8) RSUs vest 100% on the third anniversary of the grant date.

Equity Grant Practices

Under the 2014 DSW Equity Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. In no circumstances may the Committee delegate duties the Committee is required to discharge under Internal Revenue Code §162(m). The Committee may not grant stock options at a discount to the closing price of DSW Class A Common Shares on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options have an exercise price that is equal to the closing market price of DSW Class A Common Shares on the grant date.

In 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh (7th) calendar day following DSW’s fiscal year-end earnings release. The Committee also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by DSW, subject to approval by the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within 21 days following approval by the Committee. The grant date for current associates, and for new hires who have already become employees of DSW, is the date set by the Committee. The grant date for prospective hires is generally their future start date.
The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.
Stock Ownership
DSW implemented stock ownership guidelines for the CEO in November 2011. The CEO is encouraged to hold shares of DSW stock with a value at least equal to one times his annual base salary, to be achieved within three years of becoming CEO. Mr. Rawlins does not yet own shares in excess of the ownership guidelines, but has one year remaining to achieve it.
DSW Board Members have an ownership guideline of three times their total annual cash retainer to be achieved within three years of joining the Board. All of the Board Members, except Ms. Joanne Zaiac who joined the Board in 2016 and Peter Cobb who joined the Board in 2017, own shares in excess of the ownership guidelines.
IV. 401(k) Plan
DSW sponsors a tax-qualified 401(k) plan (the “401(k) Plan”) in which all DSW associates, including the NEOs, are eligible to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by Internal Revenue Code. The maximum allowable per participant deferral in 2017 under the Internal Revenue Code was $18,000 ($24,000 if at least age 50). DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. Matching contributions are not made by the Company until participants have completed at least 6 months of service with DSW. In light of the matching contribution for participants, and the Internal Revenue Code §401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2017 was $10,800. Participants choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. A DSW stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows for distributions in a lump sum after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted.
Nonqualified Deferred Compensation Plan
DSW sponsors a nonqualified retirement plan (the “Nonqualified Plan”) in which Board members and a select group of management and other highly compensated associates, including NEOs, may participate. However, DSW does not provide a company matching contribution in the Nonqualified Plan. In 2017, one of the NEOs, Mr. Poff, Chief Financial Officer, participated in the Nonqualified Plan.
Under the Nonqualified Plan, Board Members may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table). Eligible DSW associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with Internal Revenue Code §409A. DSW associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of DSW Inc. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum in three (3), five (5), or ten (10) annual installments. Distribution elections are made when deferral elections are made in compliance with Code §409A.
Clawback Recoupment Policy
Certain payments to our NEOs are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

Tax Considerations
Internal Revenue Code §162(m) generally limits deductibility of compensation that a publicly traded company pays to certain “covered officers,” which historically included the Chief Executive Officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end, up to $1 million per year. In the past, Code §162(m) contained an exception to the $1 million limit on deductibility for “performance-based” compensation. Regulations under Code §162(m) required several requirements be satisfied in order for compensation to qualify as performance-based. Historically, the Committee annually considered the impact of Code §162(m) in structuring DSW’s executive compensation program. It would balance the goal of achieving deductibility under Code §162(m) with our philosophy to pay and reward individual contributions to overall Company performance, especially in light of the competitive nature of the market for our executive talent. The Committee always reserved the discretion to reward significant contributions by the NEOs to build shareholder value regardless of the tax deductibility limits of Code §162(m).
On December 22, 2017, the bill popularly referred to as the “Tax Cuts and Jobs Act” (the “Act”) was signed into law. The Act, among other changes, eliminates the performance-based exception to the $1 million deduction limit under Code §162(m). In addition, the “covered officers” under Code §162(m) now includes anyone who has served as our Chief Financial Officer, Chief Executive Officer, and the three other highest paid named executive officers in any fiscal year beginning after December 31, 2016. Effective for tax years beginning after December 31, 2017, performance-based compensation paid to the “covered officers” in excess of $1 million will not be deductible. However, the Act contains a transition rule which provides that the changes to Code §162(m) will not apply to compensation paid pursuant to a binding contract that was in effect on November 2, 2017.
Because of the lack of regulatory and other guidance pertaining to the future interpretation of Code §162(m) and the transition rule, no assurance can be given that compensation previously intended to qualify for Code §162(m)’s performance-based exception will in fact qualify. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Code §162(m) if it determines that such modifications are consistent with our business needs. The Committee will continue to evaluate the impact of the elimination of the performance-based exception and the impact of the transition rule on its current and future compensation programs. In addition, the Committee may award compensation in the future that is not fully deductible under Code §162(m) if the Committee believes that such compensation will best attract, retain, and reward executives and contribute to our business objectives.
Termination and Change in Control Arrangements
The currently employed NEOs (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed NEOs (and all participants in the 2014 DSW Equity Plan) are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the 2014 DSW Equity Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Allan Tanenbaum, Chair
Elaine Eisenman
Carolee Lee
Joanne Zaiac

COMPENSATION OF MANAGEMENT

The following table summarizes compensation earned by each of the Named Executive Officers during fiscal 2017, fiscal 2016 and fiscal 2015. DSW follows a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2017 consisted of 53 weeks, whereas fiscal 2016 and 2015 consisted of 52 weeks.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)(4)	Total ($)
Jay L. Schottenstein	2017	$815,385	$—	$700,031	$700,083	$832,000	$93,757	$3,141,256
Executive Chairman of	2016	$800,000	$—	$699,975	$699,717	$699,000	$78,857	$2,977,549
the Board of Directors	2015	$793,269	$—	$820,024	$1,379,951	$—	$330	$2,993,575
Roger L. Rawlins	2017	$917,308	$—	$1,500,032	$1,500,347	$936,000	$11,130	$4,864,817
Chief Executive Officer	2016	$845,192	$—	$—	$—	$786,375	$10,930	$1,642,497
	2015	$607,692	$—	$936,031	$1,184,120	$—	$10,930	$2,738,773
Deborah L. Ferrée	2017	$1,019,231	$—	$1,399,967	$1,400,147	$1,040,000	$11,130	$4,870,475
Vice Chairman and	2016	$1,000,000	$—	$1,399,950	$1,399,434	$873,750	$10,930	$4,684,064
Chief Merchandising Officer	2015	$1,000,000	$—	$840,000	$1,959,782	$—	$10,930	$3,810,712
Jared A. Poff	2017	$407,692	$—	$149,973	$150,018	$166,400	$11,064	$885,147
Senior Vice President,	2016	$365,385	$—	$164,980	$64,978	$113,184	$10,842	$719,369
Chief Financial Officer	2015	$227,404	$100,000	$106,202	$156,258	$—	$5,823	$595,687
William L. Jordan	2017	$661,115	$—	$562,526	$462,568	$323,981	$11,130	$2,021,320
Executive Vice President,	2016	$630,000	$—	$370,035	$369,862	$264,222	$10,930	$1,645,049
Chief Administrative Officer	2015	$603,461	$—	$346,986	$642,964	$—	$10,930	$1,604,341
_________________________________________

(1)
This column represents the grant date fair value of time-based Restricted Stock Units (RSU), Performance-Based Restricted Stock Units (PBRSU) and Performance Shares (PU) granted in each fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”). For RSUs, PBRSUs and PUs, fair value is determined by multiplying the number of units granted by the closing price of DSW Class A Common Stock on the date of grant. The amount in the “Stock Awards” column, for Mr. Rawlins, reflects the value of his Performance Share award on the grant date based on 100% achievement of the Company’s performance goal in respect of fiscal 2017. The maximum grant date fair value he could potentially be awarded is 150% or $2,250,049. For additional information on the valuation assumptions, refer to note 5 of DSW’s financial statements in the Form 10-K for the year ended February 3, 2018, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2017. The amounts reflected are for the grant date fair value of RSUs, PBRSUs and PUs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon vesting.

(2)
This column represents the grant date fair value of Nonqualified Stock Options (NQSO) granted in each fiscal year in accordance with ASC 718. DSW uses the multi-point Black-Scholes pricing model to value stock-based compensation expense. For additional information on the valuation assumptions, refer to note 5 of DSW’s financial statements in the Form 10-K for the year ended February 3, 2018, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on NQSOs granted in fiscal 2017. The amounts reflected are for the grant date fair value of the NQSOs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon exercise.

(3)
This column represents the dollar amount awarded to each applicable Named Executive Officer pursuant to our ICP for fiscal 2017, 2016 and 2015. The incentive amount awarded for fiscal 2017 reflects a 83.2% payout. See the Compensation Discussion and Analysis section for information on the ICP.

(4)	The following table sets forth detail about the amounts reported for fiscal 2017 in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Perquisite	401(k) Matching Contributions	Life Insurance Premium	Total
Jay L. Schottenstein (a)	$93,427	$—	$330	$93,757
Roger L. Rawlins	$—	$10,800	$330	$11,130
Deborah L. Ferrée	$—	$10,800	$330	$11,130
Jared A. Poff	$—	$10,800	$264	$11,064
William L. Jordan	$—	$10,800	$330	$11,130

(a) The perquisite amount for Mr. Schottenstein represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. Mr. Schottenstein is not a participant in the DSW 401(k) Plan.

FISCAL YEAR 2017 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jay L. Schottenstein	3/21/2017	$500,000	$1,000,000	$1,200,000	—	36,805	—	—	179,970	$19.02	$1,400,114
Roger L. Rawlins	1/31/2017	$562,500	$1,125,000	$2,250,000	35,445	70,890	106,335	—	290,765	$21.16	$3,057,092
Deborah L. Ferrée	3/21/2017	$625,000	$1,250,000	$2,500,000	—	73,605	—	—	359,935	$19.02	$2,800,114
Jared A. Poff	3/21/2017	$100,000	$200,000	$400,000	—	—	—	7,885	38,565	$19.02	$299,991
William L. Jordan	1/31/2017	$194,700	$389,400	$778,800	—	8,270	—	—	14,540	$21.16	$1,025,093
	3/21/2017				—	20,375	—	—	99,625	$19.02
_________________________________________
(1) These columns represent future potential payouts for fiscal 2017 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable for these awards.

(2) Detailed in this column is the number of shares underlying the performance-based stock units or performance shares granted on the dates indicated in the “Grant Date” column. Units will be “credited” with the same dividend that would be issued if the unit was a DSW Class A Common Share. The dividend equivalents are subject to the same performance restrictions as the underlying award. The amounts associated with the dividend equivalent units will not be distributed unless and until the Named Executive Officer’s stock unit award is settled. Performance-based stock units generally vest 100% on the third anniversary of the Grant Date subject to the Company’s 100% achievement of the performance goal in respect of fiscal 2017. The January 31, 2017 PBRSU grant to Mr. Jordan will vest 25% on the first and second anniversary of the grant date and the remaining 50% on the third anniversary, subject to the Company’s 100% achievement of the performance goal. For the Performance Share grant to Mr. Rawlins, these columns represent the range of units that may be potentially earned based on the Company’s achievement of the performance goals established for fiscal 2017. The threshold represents the minimum number of units that could be awarded if the performance goal is achieved at the threshold level. The target represents the number of units that could be awarded upon 100% achievement of the performance goal and the maximum represents the maximum number of units that could be awarded if the performance goal is achieved at the maximum level. These units will also be “credited” with the same dividend that would be issued if the unit was a DSW Class Common Share.

(3) Detailed in this column is the number of shares underlying the time-based restricted stock units granted on the dates indicated in the “Grant Date” column. Units will be “credited” with the same dividend that would be issued if the unit was a DSW Class A Common Share.  The amounts associated with the dividend equivalent units will not be distributed unless and until the Named Executive Officer’s stock unit award is settled. Time-based stock units generally vest 100% on the third anniversary of the Grant Date.

(4) Detailed in this column is the number of stock options granted on the dates indicated in the “Grant Date” column. Generally, options vest ratably over five years on each of the first five anniversaries of the grant date. DSW sets the exercise price of all stock options using the closing market price of its Class A Common Shares on the date of grant. The January 31, 2017 Stock Option grant to Mr. Jordan will vest 25% on the first and second anniversary of the grant date and the remaining 50% on the third anniversary.

(5) Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the aggregate grant date fair value of equity awards granted during fiscal 2017. For additional information on the valuation assumptions, refer to note 5 of DSW’s financial statements in the Form 10-K for the year ended February 3, 2018, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table provides information regarding outstanding equity awards held as of February 3, 2018 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Jay L. Schottenstein	40,176	—		N/A	$6.01	4/3/2018	49,673	(12)	$973,591	37,907	(12)	$742,977
	85,416	—		N/A	$12.38	3/24/2020
	48,608	—		N/A	$17.43	3/22/2021
	49,446	—		N/A	$26.66	3/27/2022
	34,776	8,694	(2)	N/A	$31.68	3/26/2023
	22,962	15,308	(3)	N/A	$35.55	3/25/2024
	38,276	57,414	(5)	N/A	$37.50	3/24/2025
	31,553	31,553	(7)	N/A	$23.21	12/15/2025
	21,268	85,072	(8)	N/A	$27.00	3/22/2026
	—	179,970	(11)	N/A	$19.02	3/21/2027
Roger Rawlins	3,786	—		N/A	$4.65	4/1/2019	40,569	(13)	$795,152	73,720	(13)	$1,444,912
	9,464	—		N/A	$12.34	3/23/2020
	10,322	—		N/A	$17.43	3/22/2021
	12,856	—		N/A	$26.66	3/27/2022
	10,864	2,716	(2)	N/A	$31.68	3/26/2023
	8,610	5,740	(3)	N/A	$35.55	3/25/2024
	12,950	12,950	(4)	N/A	$31.26	10/28/2024
	16,952	25,428	(5)	N/A	$37.50	3/24/2025
	47,328	70,992	(6)	N/A	$23.21	12/15/2025
	58,153	232,612	(9)	N/A	$21.16	1/31/2027
Deborah L. Ferrée	139,806	—		N/A	$12.38	3/24/2020	80,536	(14)	$1,578,506	75,811	(14)	$1,485,896
	94,206	—		N/A	$17.43	3/22/2021
	95,804	—		N/A	$26.66	3/27/2022
	49,986	16,662	(2)	N/A	$31.68	3/26/2023
	47,835	31,890	(3)	N/A	$35.55	3/25/2024
	76,554	114,831	(5)	N/A	$37.50	3/24/2025
	42,536	170,144	(8)	N/A	$27.00	3/22/2026
	—	359,935	(11)	N/A	$19.02	3/21/2027
Jared A. Poff	3,418	5,127	(5)	N/A	$37.50	3/24/2025	15,947	(15)	$312,561	N/A		N/A
	5,422	5,423	(7)	N/A	$23.21	12/15/2025
	1,975	7,900	(8)	N/A	$27.00	3/22/2026
	—	—		N/A	N/A
	—	38,565	(11)	N/A	$19.02	3/21/2027
William L. Jordan	32,366	—		N/A	$4.65	4/1/2019	24,161	(16)	$473,556	29,586	(16)	$579,886
	34,412	—		N/A	$12.34	3/23/2020
	21,938	—		N/A	$17.43	3/22/2021
	19,984	—		N/A	$26.66	3/27/2022
	14,488	3,622	(2)	N/A	$31.68	3/26/2023
	11,001	7,334	(3)	N/A	$35.55	3/25/2024
	12,950	12,950	(4)	N/A	$31.26	10/28/2024
	20,232	30,348	(5)	N/A	$37.50	3/24/2025
	9,860	9,860	(7)	N/A	$23.21	12/15/2025
	11,242	44,968	(8)	N/A	$27.00	3/22/2026
	3,635	10,905	(10)	N/A	$21.16	1/31/2027
	—	99,625	(11)	N/A	$19.02	3/21/2027

(1) Represents the closing share price of DSW Class A Common Shares on the last day of the fiscal year ($19.60) multiplied by the number of shares not yet vested or earned.

(2) The remaining options vested on March 26, 2018.

(3) The remaining options vest ratably on March 25, 2018 and 2019.

(4) The remaining options vest 50% on October 28, 2018.

(5) The remaining options vest ratably on March 24, 2018, 2019 and 2020.

(6) The remaining options vest ratably on December 15, 2018, 2019 and 2020.

(7) The remaining options vest 50% on December 15, 2018.

(8) The remaining options vest ratably on March 22, 2018, 2019, 2020 and 2021.

(9) The remaining options vest ratably on January 31, 2018, 2019, 2020, 2021 and 2022

(10) The remaining options vest 25% on January 31, 2019 and 50% on January 31, 2020

(11) The remaining options vest ratably on March 21, 2018, 2019, 2020, 2021 and 2022

(12) Performance-based restricted stock units vest March 24, 2018 (12,338), December 15, 2018 (9,405), March 22, 2019 (27,930) and March 21, 2020 (37,907).

(13) Performance-based restricted stock units vest on March 24, 2018 (5,463), December 15, 2018 (35,106) and Performance Shares on January 31, 2020 (73,720).

(14) Performance-based restricted stock units vest on March 24, 2018 (24,674), March 22, 2019 (55,862) and March 31, 2020 (75,811).

(15) Restricted stock units vest on March 24, 2018 (1,099), December 15, 2018 (1,580), March 22, 2019 (2,591), June 6, 2018 (2,556) and March 21, 2020 (8,121).

(16) Restricted stock units vest on December 15, 2018 (2,875). Performance-based stock units vest on March 24, 2018 (6,521), March 22, 2019 (14,765), January 31, 2018 (2,150), January 31, 2019 (2,150), January 31, 2020 (4,301) and March 21, 2020 (20,985).

FISCAL YEAR 2017 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and vesting of restricted stock units and performance-based stock units during the year ended February 3, 2018 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	—	$—	17,482	$346,874
Roger L. Rawlins	—	$—	22,916	$471,151
Deborah L. Ferrée	75,452	$1,034,741	17,380	$335,170
Jared A. Poff	—	$—	5,643	$107,180
William L. Jordan	32,366	$490,478	14,318	$293,305
FISCAL YEAR 2017 NONQUALIFED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	DSW Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Roger L. Rawlins	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$12,736	$—	$78,258
Deborah L. Ferrée	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Jared A. Poff	DSW Inc. Nonqualified Deferred Compensation Plan	$49,846	$—	$5,509	$—	$57,219
William L. Jordan	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—

(1) Amounts eligible to be deferred into the Nonqualified Deferred Compensation Plan are described in more detail in the Compensation Discussion and Analysis on page 27. Mr. Rawlins did not participate in the Nonqualified Deferred Compensation Plan in fiscal 2017, but does have an account balance from previous participation. The balance listed is attributable to contributions made in 2010 when Mr. Rawlins was not a Named Executive Officer. Mr. Poff was an active participant in the plan for fiscal 2017.

(2) Aggregate earnings in the last fiscal year are not reflected in the Fiscal 2017 Summary Compensation Table because the earnings were neither preferential nor above-market.

Potential Payments Upon Termination and Change in Control

Mr. Rawlins, Ms. Ferrée, Mr. Poff, and Mr. Jordan have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes limited payments and benefits if she terminates employment for “good reason.” Additionally, our 2005 DSW Inc. Equity Plan applicable to grants made before June 29, 2015 provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers, and our 2014 DSW Equity Plan applicable to grants made on or after June 29, 2015 provides for accelerated vesting upon certain qualifying employment terminations following a change in control. Mr. Jay Schottenstein does not have an employment agreement with DSW. Pursuant to the 2014 DSW Equity Plan and any applicable award agreement, if within two (2) years of a change in control, a participant experiences an involuntary termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason (as each of those terms is defined for purposes of the plan), each Named Executive Officer is entitled to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Employment Agreements with Mr. Rawlins, Ms. Ferrée, Mr. Poff and Mr. Jordan

Generally, pursuant to the Named Executive Officers’ employment agreements, if DSW involuntarily terminates the officer’s employment without “cause,” and in the case for Ms. Ferrée, if she terminates her employment for “good reason,” each is entitled to receive the following:

(i) salary continuation for a 12-month period based on the executive’s salary as of the date of termination;

(ii) a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;

(iii) one year of accelerated vesting with respect to outstanding stock options and performance and time-based restricted stock units; and

(iv) reimbursement for the cost of maintaining continuing health coverage under COBRA for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée), less the amount the executive is expected to pay as a regular employee premium for such coverage.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, the executive is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Named Executive Officers” below.

Equity Plan

Currently, DSW has two equity incentive plans in place under which awards are outstanding. The 2005 DSW Inc. Equity Incentive Plan and the 2014 DSW Equity Plan. Pursuant to our 2005 DSW Inc. Equity Plan and any applicable award agreement and applicable award agreements executed in accordance with the 2014 DSW Equity Plan, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Potential Termination and Change In Control Payments

The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on February 3, 2018 and our stock price was $19.60, the closing market price of our Class A Common Shares on February 2, 2018, the last trading day of fiscal 2017, in case of termination and, as applicable, $22.00 in the case of change in control based on the calculation methodology specified in our 2005 DSW Inc. Equity Plan. The salary continuation amounts below are based on each Named Executive Officer’s salary as of the end of fiscal 2017. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2017 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1)	Involuntary Termination Because of Death or Disability (2)	Voluntary Termination Because of Retirement (2)	Change in Control (3)
Jay L. Schottenstein
Salary Continuation	$—	$—	$—	$—
Benefits Continuation	$—	$—	$—	$—
Accelerated Vesting of Equity	$—	$1,820,951	$1,820,951	$2,252,879
Total	$—	$1,820,951	$1,820,951	$2,252,879
Roger L. Rawlins
Salary Continuation (4)	$900,000	$—	$—	$—
Benefits Continuation (5)	$10,656	$—	$—	$—
Accelerated Vesting of Equity	$795,152	$2,240,064	$2,240,064	$2,435,458
Total	$1,705,808	$2,240,064	$2,240,064	$2,435,458
Deborah L. Ferrée
Salary Continuation (4)	$1,000,000	$—	$—	$—
Benefits Continuation (5)	$5,279	$—	$—	$—
Accelerated Vesting of Equity	$525,363	$3,273,164	$3,273,164	$4,137,008
Total	$1,530,642	$3,273,164	$3,273,164	$4,137,008
Jared A. Poff
Salary Continuation (4)	$400,000	$—	$—	$—
Benefits Continuation (5)	$10,656	$—	$—	$—
Accelerated Vesting of Equity	$107,080	$334,929	$334,929	$427,485
Total	$517,735	$334,929	$334,929	$427,485
William L. Jordan
Salary Continuation (4)	$649,000	$—	$—	$—
Benefits Continuation (5)	$—	$—	$—	$—
Accelerated Vesting of Equity	$237,863	$1,111,224	$1,111,224	$1,359,484
Total	$886,863	$1,111,224	$1,111,224	$1,359,484
_________________________________________

(1) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that otherwise would have vested during the one year following the Named Executive Officer’s date of termination.
(2) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the Named Executive Officer’s date of death, disability or retirement.
(3) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end.
(4) The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Named Executive Officer’s date of termination.

(5) The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (18 months for Ms. Ferrée) at the coverage level in effect as of the Named Executive Officer’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the Named Executive Officer paid for such benefits as of the Named Executive Officer’s date of termination.

Employment Agreements with Named Executive Officers

Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman of the Board. Mr. Schottenstein was appointed to this position in March 2005. Mr. Schottenstein remains a participant in our ICP with a target bonus opportunity of 125% of base salary and a maximum annual bonus opportunity of 150% of base salary. As of February 3, 2018, Mr. Schottenstein’s base salary was $800,000.

Mr. Rawlins
We entered into a revised employment agreement with Mr. Rawlins, our Chief Executive Officer, in December 2015. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 3, 2018, Mr. Rawlins’ base salary was $900,000. Mr. Rawlins’ employment agreement does not contain a “Good Reason” termination clause.

Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 3, 2018, Ms. Ferrée’s base salary was $1,000,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée’s employment agreement contains a “Good Reason” termination clause.

Mr. Poff
We entered into an employment agreement with Mr. Poff, our Senior Vice President and Chief Financial Officer, effective in June 2016. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 3, 2018, Mr. Poff’s base salary was $400,000. Mr. Poff’s employment agreement does not contain a “Good Reason” termination clause.

Mr. Jordan
We entered into an employment agreement with Mr. Jordan, our Executive Vice President, Chief Administrative Officer, and Chief Legal Officer, in January 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of February 3, 2018, Mr. Jordan’s base salary was $649,000. Mr. Jordan’s employment agreement does not contain a “Good Reason” termination clause.

CEO Pay Ratio
Mr. Rawlins had 2017 annual total compensation of $4,864,817 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $7,868. The median employee is a part-time sales associate in one of DSW’s stores who worked on average about 17 hours per week. As a result, we estimate that Mr. Rawlins’ 2017 annual total compensation was approximately 618 times that of our median employee.
A median employee was determined using a consistently applied compensation measure. The method used to identify the median employee was to first rank-order all employees (including full-time, part-time, seasonal, and temporary, but excluding the CEO), employed as of February 2, 2018, based on total earnings, and then to select the middle employee. Total earnings included all 2017 wages reported to the IRS as taxable wages and in accordance with the SEC’s rules. No other adjustments were made to the total earnings.

Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric, historically Adjusted Net Income, to determine annual incentive payouts for all bonus eligible associates; and

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

Compensation Committee Interlocks and Insider Participation

During 2017, our Compensation Committee consisted of Mr. Tanenbaum (Chair) and Mmes. Eisenman, Lee, and Zaiac. None of the members of the Compensation Committee are present or former officers of our Company or parties to agreements with us, other than for payments for their service as directors.
Compensation of Directors

Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.

Our current director compensation policies provide that each director who does not otherwise receive compensation from DSW will receive:

•	An annual cash retainer of $75,000;

•	An annual equity retainer of $140,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

◦	Audit Committee - $20,000

◦	Compensation Committee - $15,000

◦	Nominating and Corporate Governance Committee - $15,000

◦	Technology Committee - $15,000

The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the per-share market value of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $25,000, $30,000, and $25,000 respectively in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees. Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.

Board Members may participate in the Nonqualified Plan (described above in the section titled Nonqualified Deferred Compensation Plan), and in connection with such participation may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table).

Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units distributed (i) 30 days following the grant date, (ii) a specified future date more than 30 days following the grant date, or (iii) when the director leaves the Board (for any reason). Stock units are settled in DSW Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

DSW Board Members have a share ownership guideline of three times their total annual cash retainer to be achieved within three years of joining the Board. All of the Board Members, except Ms. Joanne Zaiac and Mr. Peter Cobb who joined the Board in 2016 and 2017 respectively, own shares in excess of the ownership guidelines.

FISCAL YEAR 2017 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in fiscal 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Peter S. Cobb (2)	$26,250	$138,535	$—	$—	$—	$164,785
Elaine J. Eisenman	$105,000	$140,000	$—	$—	$—	$245,000
Carolee Lee (3)	$—	$255,000	$—	$—	$—	$255,000
Joanna T. Lau	$120,000	$140,000	$—	$—	$—	$260,000
Joseph A. Schottenstein (4)	$—	$230,000	$—	$—	$—	$230,000
Harvey L. Sonnenberg	$125,000	$140,000	$—	$—	$—	$265,000
Allan J. Tanenbaum (5)	$140,000	$140,000	$—	$—	$—	$280,000
Joanne Zaiac	$105,000	$140,000	$—	$—	$—	$245,000
_________________________________________

(1) Each director who is not an employee of DSW and who does not otherwise receive compensation (including severance) from DSW was granted stock units on May 24, 2017. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by ASC 718 (determined by the closing price of DSW Class A Common Shares on the date of grant). Messrs. Joseph Schottenstein and Sonnenberg, and Mmes. Eisenman, Lau and Zaiac elected to have the shares distributable within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board of Directors.
(2) Mr. Cobb joined the board in August 2017 and elected to receive his quarterly retainer in the form of stock units for calendar year 2017. The value of the awards is reflected in the “Stock Awards” column. For calendar year 2018, he elected to defer his retainer into the DSW Inc. Nonqualified Deferred Compensation Plan. That amount is reflected in the “Fees Earned or Paid in Cash” column.
(3) Beginning calendar year 2016, Ms. Lee elected to receive payment of all fees in the form of stock awards. The value of the awards is reflected in the “Stock Awards” column.
(4) Beginning in the first quarter of fiscal 2013, Mr. Joseph Schottenstein elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2014, 2015, 2016 and 2017. The value of the awards is reflected in the “Stock Awards” column.
(5) Beginning in calendar year 2012, Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2015 and 2016. Beginning in calendar year 2017, he elected to receive his fees in cash.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2017 Annual Meeting of Shareholders, pursuant to Section 14A of the Exchange Act, our shareholders held an advisory “say-on-frequency” vote regarding the frequency with which the advisory “say-on-pay” vote on named executive compensation should be held. The shareholders voted to hold the “say-on-pay” vote each year, and consistent with that vote, the Board resolved to hold the advisory vote each year.
At the 2017 Annual Meeting of Shareholders, an overwhelming majority (99.7%) of the votes cast on the advisory “say-on-pay” vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs.
In accordance with Section 14A of the Exchange Act, the Company asks that you indicate your approval of the compensation paid to our Named Executive Officers as described in this Proxy Statement under Compensation Discussion and Analysis, compensation tables, and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success;

•	Reward executives for achieving business goals and delivering strong performance; and

•	Align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals and delivering strong performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy, which provides that our Audit Committee will review and approve potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•
Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company and the Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Schottenstein Stores Corporation and Affiliates
General
As of March 1, 2018, Jay L. Schottenstein, the Executive Chairman of DSW, beneficially owned approximately 11,751,503 DSW Class A Common Shares and approximately 7,720,154 DSW Class B Common Shares. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (SSC) and other affiliated entities of SSC. For fiscal 2017, we paid approximately $13.8 million in total fees, rents, and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board of Directors, or a committee of our Board of Directors that authorizes such contracts, action or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described above.

Management Agreement

On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG provides management, operation, repair, maintenance, replacement, and supervision services with respect to DSW’s corporate headquarters and Columbus distribution center. SPG previously managed the properties prior to DSW’s purchase on November 1, 2012. As compensation, DSW pays SPG 4% of rents collected from lessees of certain portions of the properties, plus reimbursement for certain costs pursuant to the Management Agreement. Under this agreement, we incurred approximately $0.2 million of expense for fiscal 2017. Mr. Joseph Schottenstein, a member of the DSW Board of Directors, is an executive officer of SPG.
Leases and Subleases
Fulfillment Center. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio, and this agreement was amended in fiscal 2016. The landlord is an affiliate of SSC. Under the amended lease, the term expires in September, 2022 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $3.28 million of expense for fiscal 2017 (includes rent, real estate taxes, insurance and CAM).
Utilities. In connection with our lease for the fulfillment center (described above), we incurred approximately $0.97 million of expense related to the payment of utilities to the landlord in fiscal 2017. The landlord of this facility is an affiliate of SSC.
DSW stores. As of February 3, 2018, we leased or subleased 18 DSW stores from affiliates of SSC. We incurred approximately $6.68 million of rent and approximately $1.5 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2017. In addition to these charges, for each lease, we also pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases. These leases have terms expiring between April 2019 and January 2028 and generally have two or three renewal options of five years each.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (RED), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2017, we paid approximately $0.47 million to RED.
Consulting/Professional Services Agreement
We receive consulting/professional services from Charles Spicer, Inc., an affiliate of SSC. The consulting/professional services include, among other things, strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters. For fiscal 2017, we paid approximately $0.25 million to Charles Spicer, Inc.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2017, our allocated portion of the amount we paid to SSC was approximately $0.4 million.
Registration Rights Agreements
We entered into a registration rights agreement with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class A Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

•
If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•
If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•
If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

•
If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•
If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•
the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.
Town Shoes

General

We have an equity investment in Town Shoes Limited (“Town Shoes”). As of February 3, 2018, we owned a 46.3% equity interest in Town Shoes, with the ownership interest providing 50% voting control and board representation.  Executive officers William Jordan and Simon Nankervis serve on Town Shoes’ board of directors. For fiscal 2017, Town Shoes paid us approximately $4.4 million in exchange for certain inventory, fees, and services.

License Agreement

In 2014, we entered into a licensing agreement with Town Shoes, which allows Town Shoes to use the DSW Designer Shoe Warehouse tradename and trademark for their new larger concept Canadian stores. The license is exclusive and non-transferable for use in Canada. As of February 3, 2018, there were 24 DSW Designer Shoe Warehouse stores in Canada. We receive a sales-based royalty fee pursuant to the licensing agreement.  For fiscal 2017, Town Shoes paid us approximately $0.6 million pursuant to that agreement.

Management Agreement

In 2016, we entered into a management agreement with Town Shoes, under which we provide certain information technology and management services to Town Shoes. For fiscal 2017, Town Shoes paid us approximately $1.2 million pursuant to that agreement.

Town Shoes Inventory Purchase
In 2016, we entered into a transaction for the sale of footwear to Town Shoes. For fiscal 2017, Town Shoes paid us approximately $0.11 million pursuant to that transaction.

IT Services

In 2016, DSW provided additional information technology services to Town Shoes. For fiscal 2016, Town Shoes paid us approximately $2.6 million pursuant to those services.

Loan Agreement

Effective on February 2, 2018, we entered into a secured loan agreement with Town Shoes that allows Town Shoes to borrow up to $100 million CAD at a variable interest rate, paid monthly, which replaced Town Shoes’ then existing credit facility with a third party bank. Also on February 2, 2018, we provided Town Shoes $64.3 million CAD ($51.7 million United States Dollars (“USD”)) under this loan agreement. This arrangement allowed us to pay off Town Shoes’ debt and eliminate its credit facility in advance of our acquisition of Town Shoes, provides us interest income up to the acquisition date, and provides Town Shoes liquidity to fund its working capital needs, including merchandise needed for post-acquisition operations. For the period ending February 3, 2018 the largest aggregate amount of principal outstanding and the amount outstanding as of the latest practicable date is $51.7 million USD. No interest or principal was paid during fiscal 2017 on the loan.

INDEPENDENT PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2017. Services provided by Deloitte & Touche LLP for each of fiscal 2017 and fiscal 2016 and the related fees are described under the caption “Audit and Other Service Fees” of this Proxy Statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor. Our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the Company’s proxy materials distributed to shareholders prior to the Annual Meeting of Shareholders in 2019, a shareholder proposal in compliance with Rule 14a-8 under the Exchange Act must be received by DSW no later than December 7, 2018. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by February 20, 2019. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2019 Annual Meeting, any nominations for director must be received by our Corporate Secretary between February 15, 2019 and March 17, 2019. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management or independent directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A copy of the Form 10-K for the fiscal year ended February 3, 2018, as filed with the SEC, will be sent to any shareholder without charge upon written request, addressed to the Investor Relations Department, 810 DSW Drive, Columbus, Ohio 43219.
Management knows of no other business which may be properly brought before the 2018 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting of Shareholders in person, you are urged to complete and submit your proxy.
Safe Harbor Statement
Any statements in this proxy statement that are not historical facts and are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in growing our store base and digital demand; risks related to the planned acquisition of Town Shoes; our ability to protect our reputation; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends, consumer preferences and changing customer expectations; risks related to the loss or disruption of our distribution and/or fulfillment operations; continuation of agreements with and our reliance on the financial condition of Stein Mart; our ability to execute our strategies; risks related to international franchisees not operating the franchised stores according to our standards; fluctuation of our comparable sales and quarterly financial performance; risks related to the loss or disruption of our information systems and data; our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; failure to retain our key executives or attract qualified new personnel; our reliance on our DSW Rewards program and marketing to drive traffic, sales and customer loyalty; risks related to leases of our properties; our competitiveness with respect to style, price, brand availability and customer service; our reliance on foreign sources for merchandise and risks inherent to international trade; uncertainty related to future legislation, regulatory reform or policy changes, including the impact of the U.S. tax reform; uncertain general economic conditions; risks related to holdings of cash and investments and access to liquidity; and fluctuations in foreign currency exchange rates. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this proxy statement to reflect any future events or circumstances.

By Order of the Board of Directors

Michelle C. Krall
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

DSW INC.
810 DSW Drive, Columbus, Ohio 43219
ANNUAL MEETING OF SHAREHOLDERS - May 16, 2018
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of DSW Inc. (the "Company") hereby appoints William L. Jordan and Michelle C. Krall, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Wednesday, May 16, 2018 at 11:00 a.m., Eastern Daylight Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the purposes listed on the reverse side.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1), FOR THE APPROVAL OF EXECUTIVE COMPENSATION (ITEM 2), AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000363619_2 R1.0.1.17

DSW INC.
810 DSW DRIVE
COLUMBUS, OH 43219
ATTN: Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of the following Directors:

Nominees

01 Peter S. Cobb 02 Roger L. Rawlins 03 Jay L. Schottenstein 04 Joanne Zaiac

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Advisory non-binding vote, to approve executive compensation.	☐	☐	☐

NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000363619_1 R1.0.1.17